Exhibit 99.1
Term Sheet dated February 18, 2013

CONFIDENTIAL

Term Sheet for the Acquisition
Of
Phazar Corp.

The purpose of this document is to set forth the indicative terms pursuant to which, subject to certain conditions set forth  herein, the Investors (as defined below) would acquire for cash  all of the outstanding shares of the common stock of Phazar Corp. (the "Company") not already owned by the Investors (the “Transaction”). The terms and conditions set forth herein are non-binding and are subject to change and this document does not constitute an offer, however, the Binding Terms section of the document are binding. The execution of binding definitive agreements for the contemplated transaction are subject to completion of due diligence to the Investors' satisfaction and the preparation of definitive documentation to effect this transaction that is mutually satisfactory to each party.

Company:	Phazar Corp. (NASDAQ: ANTP)

Investors:	QAR, LLC and affiliated persons and entities including Robert Fitzgerald (collectively, the “Investors”).

Purchase Price:	The consideration for the Transaction will be $1.25 per share in cash for all validly issued and outstanding shares of the common stock, $0.01 par value per share (“Common Shares”) of the Company, except for those shares already owned by the Investors and except for any shares with respect to which the holders have perfected appraisal rights under Section 262 of the Delaware General Corporation Law. The per share consideration will be net to the seller in cash, without interest and subject to any required withholding of taxes. Each exercisable option to acquire Common Shares will be canceled in exchange for a cash payment equal to the amount, if any, by which the purchase price exceeds the exercise price for such option.

As of the date of this Term Sheet, the Investors beneficially own 274,578 Common Shares, representing approximately 11.8% of the Common Shares outstanding, based on the 2,324,537 Common Shares outstanding as of January 30, 2013 as reported on the cover of the Company’s Form 10-Q for the quarter ended December 31, 2012.

Structure:	Pursuant to an Agreement and Plan of Merger (“Merger Agreement”) to be negotiated by the parties, the Transaction will be structured as a merger of the Company with a to-be-formed entity wholly owned by the Investors (“Acquisition Entity”).
A special meeting of the Company’s stockholders (the “Special Meeting”) to approve the Merger Agreement will be called as soon as practicable following the execution of the Merger Agreement. The parties shall undertake the drafting of the Company’s proxy statement for the Special Meeting, which shall be filed by the Company with the Securities and Exchange Commission no later than ten (10) days from the execution of the Merger Agreement. It is contemplated that the closing will take place in the second calendar quarter of 2013.

Interim Financing

Given the Company’s current cash needs, concurrent with entering into the Merger Agreement the Investors will make the Company a loan in the amount $500,000 (the “Loan”). The Loan will bear interest at the rate of 1.0% per annum with principal and accrued interest due at maturity and will be secured by all of the Company’s assets. The Loan will be due and payable on the earlier to occur of (i) immediately upon execution by the Company of a superior offer or (ii) May 1, 2013.

Conditions:	Conditions to closing of the Transaction will include the following: (i) approval by the Company’s stockholders of the Merger Agreement, (ii) receipt of any and all required regulatory approvals and third party consents, (iii) no material adverse changes in the Company’s business, assets, results of operations, properties, condition (financial or otherwise) or prospects, (iv) no order, ruling, suit or investigation prohibiting or seeking to prohibit the Transactions, (v) the accuracy of the Company’s representations and warranties, (vi) the performance of the Company’s covenants and other obligations under the Merger Agreement in all material respects, and (vii) the Merger Agreement not having been terminated.

Governing Law:	The Merger Agreement and other definitive documentation will be governed by Delaware law.

Due Diligence:	Prior to signing the Merger Agreement and other definitive documentation, the Investors will undertake and complete to their satisfaction financial, tax, accounting and legal due diligence.

No Financing Contingency:	Consummation of the Transaction will not be subject to any financing conditions.

Customary Reps and Warranties:	The Merger Agreement will contain representations and warranties made by the Company customary for a transaction of this nature.

Interim Covenants:	The Merger Agreement will contain covenants and other obligations of the Company customary for a transaction of this nature.

Termination:	Negotiations pertaining to this proposal may be terminated by the Investors or the Company at any time without cost or liability.

The Merger Agreement will contain a customary non-solicitation covenant pertaining to the Company, with a right to consider an unsolicited superior proposal and allowing its board of directors to change its recommendation of the Transaction subject to the Company and its board of directors adhering to specified customary procedures including a limited “fiduciary out” for the Company’s board of directors to accept an unsolicited superior proposal upon payment of a termination fee to Acquisition Entity equal to 4% of the transaction value plus reimbursement of the Investors’ transaction expenses.

Binding Terms:

Exclusivity:	The Company will not solicit or accept competing term sheets until 90 days following the date hereof.

Expense Reimbursement:	Each party shall pay its own expenses incurred in relation to the Transaction (including all legal expenses) regardless of whether the Transaction is consummated or not.

Counterparts:

This Term Sheet maybe executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original.

This term sheet will be considered void if it is not executed by the Company prior to the close of business on February 20, 2013.  By executing this term sheet, the Company represents and warrants that it has obtained the necessary Board of Directors' and/or other approvals to cause this term sheet to be duly authorized, executed and delivered.

Agreed and accepted this 18th day of February, 2013 by		Agreed and accepted this 18th day of February, 2013 by

PHAZAR CORP.		QAR, LLC

By:	/s/ Gary W. Havener	By:	/s/ Robert Fitzgerald
	Gary W. Havener		Robert Fitzgerald
	Chairman		President